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                                                                    EXHIBIT 12.1

                        COMPUTATION OF RATIO OF EARNINGS

                                TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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                                                                          HOLDING                                     PREDECESSOR
                                         --------------------------------------------------------------------------   -----------
                                           SIX        SIX                                                    NINE        THREE
                                          MONTHS     MONTHS      YEAR       YEAR       YEAR       YEAR      MONTHS      MONTHS
                                          ENDED      ENDED      ENDED      ENDED      ENDED      ENDED      ENDED        ENDED
                                         6/30/01    6/30/00    12/31/00   12/31/99   12/31/98   12/31/97   12/31/96     3/27/96
                                         --------   --------   --------   --------   --------   --------   --------   -----------
(Loss) Income before income taxes,
  equity in net earnings of affiliates,
  extraordinary item and cumulative
  effect of change in accounting.......  (31,912)   (24,667)     40,052   (57,845)   (149,078)  (164,202)  (143,724)    (10,413)
Less capitalized interest..............   (1,054)      (588)     (1,327)   (1,434)     (1,421)    (3,564)    (1,974)       (472)
Add dividends from non-controlled
  affiliates...........................      710      2,102       5,083     4,515       6,963      5,228      5,391           0
Add fixed charges......................   83,117     95,058     186,498   186,164     184,151    180,861    152,697      28,115
                                         -------    -------    --------   -------    --------   --------   --------     -------

Earnings, as defined...................   50,861     71,905     230,306   131,400      40,615     18,323     12,390      17,230
                                         =======    =======    ========   =======    ========   ========   ========     =======

Fixed Charges:
  Interest expense, net of capitalized
    interest...........................   80,203     92,505     181,285   179,197     178,030    172,230    145,845      26,392
  Capitalized interest.................    1,054        588       1,327     1,434       1,421      3,564      1,974         472
  One-third rent expense...............    1,860      1,965       3,886     5,533       4,700      5,067      4,878       1,251
                                         -------    -------    --------   -------    --------   --------   --------     -------
  Total fixed charges..................   83,117     95,058     186,498   186,164     184,151    180,861    152,697      28,115
                                         =======    =======    ========   =======    ========   ========   ========     =======

Ratio of Earnings to Fixed Charges.....     0.61       0.76        1.23      0.71        0.22       0.10       0.08        0.61
                                         =======    =======    ========   =======    ========   ========   ========     =======

Amount Earnings before Income Taxes and
  Fixed Charges is insufficient to
  cover Fixed Charges..................   32,256     23,153     (43,808)   54,764     143,536    162,538    140,307      10,885
                                         =======    =======    ========   =======    ========   ========   ========     =======
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